Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 25, 2011
Registration Statement Nos. 333-167489 and
333-167489-02

$1,137,110,000 Ford Credit Auto Owner Trust 2011-A (FORDO 2011-A)
JOINT LEADS:	Citi, Barc, JPM
CO-MANAGERS:	Goldman Sachs, HSBC
Selling Group:	CastleOak, Loop, Toussaint

CLs	$Size-mm	WAL	S/M/F	E.FIN	L.FIN	BNCH	CRSPD	YLD	CPN	Dollar PX
A1	255.000	0.28	A-1+/P-1/F1+	8/11	2/12	IntL	-3.289		0.289	100.00000%
A2	276.800	0.99	AAA/Aaa/AAA	6/12	7/13	EDSF	19.630		0.620	99.99098%
A3	335.300	1.99	AAA/Aaa/AAA	9/13	1/15	EDSF	17.979		0.970	99.98622%
A4	191.990	3.23	AAA/Aaa/AAA	1/15	5/16	ISWP	28	1.665	1.65	99.97097%
B	33.440	4.12	AA+/Aa1/AA	4/15	7/16	ISWP	60	2.400	2.38	99.96836%
C	22.290	4.21	A+/Aa2/A	4/15	10/16	ISWP	80	2.639	2.62	99.98170%
D	22.290	4.21	BBB+/A1/BBB	4/15	7/17	ISWP	140	3.239	3.21	99.97113%

TRADE:	1/25/11
SETTLEMENT DATE:	1/28/11 (t+3)
FIRST PAYMENT DATE:	February 15th, 2011
PRICING SPEED:	1.30% ABS @ 5% Clean-up Call
OFFERING TYPE:	Public other than A1 (144A)
BBERG TICKER:	FORDO 2011-A
ERISA ELIGIBLE:	Yes
Bill & Deliver:	Citi
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.